Exhibit 10.1

CHANGE IN CONTROL AGREEMENT AMENDMENT

THIS AMENDMENT to the Change in Control Agreement (the “Agreement”) entered into effective as of _____________ by and between MetroPCS Communications, Inc., a Delaware corporation (the “Company”), and _______________ (the “Employee”), is adopted and agreed to by the Company and the Employee effective as of September 27, 2012. Any capitalized term used herein not defined herein shall have the meaning ascribed to that term in the Agreement.
RECITALS
WHEREAS, the Employee and the Company entered into the Agreement to encourage the Employee's continued attention and dedication to the Employee's assigned duties in the event of a Change in Control of the Company; and
WHEREAS, the Employee and the Company desire to amend the Agreement regarding the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, to the payments and benefits under the Agreement;
NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby amend the Agreement by adding a new paragraph to the end of Section 6 thereof as follows:
(p) Section 280G Cutback. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement, together with any payments or benefits payable or to be provided under any other plan, program, arrangement or agreement maintained by the Company or an Affiliate, would be deemed or considered to be an “excess parachute payment” (within the meaning of section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes or would constitute an excess parachute payment. Whether requested by the Employee or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence (and the assumptions utilized to make such determination) will be made at the expense of the Company by the Company's independent accountants, whose judgment shall be conclusive, final and binding. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 6(p), the Company will determine the order in which such reduction in payments and/or benefits will be made.
IN WITNESS WHEREOF, the Employee and the Company have adopted this Amendment to the Agreement as of the day and year first above written.

METROPCS COMMUNICATIONS, INC.	EMPLOYEE

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